Exhibit 99.1

Contacts:	Carl M. Mills QuickLogic Corporation Chief Financial Officer (408) 990-4000 cmills@quicklogic.com	Ann McMichael QuickLogic Corporation IR Manager (416) 497-8884 amcmichael@quicklogic.com

For Immediate Release

QUICKLOGIC ANNOUNCES SECOND QUARTER RESULTS –
REVENUE INCREASES 8% SEQUENTIALLY

SUNNYVALE, Calif.—July 21, 2004 —QuickLogic Corporation (Nasdaq: QUIK), the inventor and pioneer of Embedded Standard Products (ESPs), today announced its financial results for the second quarter ended June 30, 2004.

Net revenue for the second quarter of 2004 was $11.2 million, up 8% sequentially from net revenue of $10.4 million in the first quarter of 2004, and up 6% from net revenue of $10.6 million in the second quarter of 2003.  ESP and Advanced ESP products contributed 40% of net revenue in the second quarter of 2004.  The net loss for the second quarter of 2004 was $529,000 or $0.02 per share, compared to a net loss of $1.4 million, or $0.06 per share, in the first quarter of 2004 and compared to a net loss of $24,000, or $0.00 per share, in the second quarter of 2003.

“We are very pleased to announce our second quarter financial results,” said Tom Hart, Chairman, President and CEO.  “Our revenues of $11.2 million, gross margin of 60.2% and operating loss of $490,000 were better than any quarter since December 2000, and we are making good progress toward our goal of solid profitability.  Design opportunities accelerated in Q2 as our new Eclipse II and QuickMIPS families of products continue to be well received by both current and new customers – especially those requiring very low power coupled with high performance and ‘bulletproof’ intellectual property security.”

Conference Call

Our conference call is being webcast by CCBN and can be accessed via QuickLogic’s website at www.quicklogic.com. For access to the conference call, please call 1-800-299-9630 or 1-617-786-2904 (international) by 2:20 p.m. Pacific Time on July 21, 2004. You will need to reference the pass code: 32405201.  A recording of the call will be available starting one hour after the completion of the call. To access the recording, please call 1-888-286-8010 or 1-617-801-6888 (international). You will need to reference the pass code: 32149893. Both the webcast and the call recording will be archived until August 4, 2004.

About QuickLogic

QuickLogic Corporation (Nasdaq:QUIK) invented and pioneered the Embedded Standard Product architecture, an innovation that delivers the guaranteed performance and lower cost of standard semiconductor products with the flexibility and time-to-market benefits of programmable logic. QuickLogic’s patented ViaLink® metal-to-metal interconnect technology is the foundation of the Company’s ESP and FPGA product families. Our ViaLink-based products provide customers with the unique combination of high performance and design security at very low power. Founded in 1988, the Company is located at 1277 Orleans Drive, Sunnyvale, CA 94089-1138. For more information on the Company and its products, please call QuickLogic at 408-990-4000 or visit the QuickLogic web site at www.quicklogic.com.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made by our CEO relating to our new products and the market acceptance of our products. Actual results could differ materially from any such forward-looking statements.  Factors that could cause actual results to differ materially include our ability to introduce new products based on advanced wafer technology on a timely basis; delays in the acceptance of the Company’s ESPs or new products; the level of customer design activity; intense competition, including the introduction of new products by competitors; our ability to hire and retain qualified personnel; unforeseen changes in product demand or supply; and general economic conditions.  These factors and others are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission, including the risks discussed in the “Risk Factors” section in the Company’s Annual Report on Form 10-K and in the Company’s prior press releases.

ViaLink, pASIC, QuickPCI, QuickRAM, QuickWorks, DeskFAB and the QuickLogic name and logo are registered trademarks and Eclipse, QuickMIPS, QuickTools, QuickSD, QuickFC, WebASIC, and WebESP are trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.

Note to Editors: Financial Tables Follow

QUICKLOGIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2004	June 30, 2003	March 31, 2004	June 30, 2004	June 30, 2003

Revenue	$11,221	$10,603	$10,368	$21,589	$20,004
Cost of revenue	4,465	5,040	4,555	9,020	9,577
Gross profit	6,756	5,563	5,813	12,569	10,427

Operating expenses:
Research and development	3,052	2,420	3,248	6,300	4,748
Selling, general and administrative	4,194	3,842	3,909	8,103	7,977
Total operating expenses	7,246	6,262	7,157	14,403	12,725

Loss from operations	(490)	(699)	(1,344)	(1,834)	(2,298)

Gain on sale of investment in Tower Semiconductor Ltd.	—	696	—	—	696
Interest expense	(62)	(55)	(68)	(130)	(116)
Interest income and other, net	23	34	44	67	60
Net loss	$(529)	$(24)	$(1,368)	$(1,897)	$(1,658)

Net loss per share:
Basic and diluted	$(0.02)	$—	$(0.06)	$(0.08)	$(0.07)

Shares used in per share calculation:
Basic and diluted	25,231	23,901	24,846	25,039	23,693

QUICKLOGIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2004	December 31, 2003 (1)
ASSETS

Current assets:
Cash and cash equivalents	$26,089	$26,443
Short term investment in Tower Semiconductor Ltd.	5,117	—
Accounts receivable, net	3,900	3,924
Inventory	6,339	5,255
Other current assets	1,076	1,727
Total current assets	42,521	37,349

Property and equipment, net	8,900	9,070
Investment in Tower Semiconductor Ltd.	2,574	5,697
Other assets	6,081	6,247
TOTAL ASSETS	$60,076	$58,363

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$2,915	$3,555
Accrued liabilities	2,006	1,940
Deferred income on shipments to distributors	1,932	1,305
Current portion of long-term obligations	5,346	4,972
Total current liabilities	12,199	11,772

Long-term obligations	2,556	2,723
Total liabilities	14,755	14,495

Stockholders’ equity:
Common stock, at par	26	25
Additional paid-in capital	154,937	153,582
Accumulated other comprehensive income	3,120	1,126
Accumulated deficit	(112,762)	(110,865)
Total stockholders’ equity	45,321	43,868
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$60,076	$58,363

(1)          Derived from the December 31, 2003 audited balance sheet included in the 2003 Annual Report on Form 10-K of QuickLogic Corporation.

QUICKLOGIC CORPORATION

SUPPLEMENTAL DATA

(Unaudited)

	Percent of Total Revenue			Change in Revenue
	Q2 2004	Q1 2004	Q2 2003	Q2 2004 to Q1 2004	Q2 2004 to Q2 2003
COMPOSITION OF REVENUE:

Revenue by product (1):
Mature products	60%	51%	48%	28%	34%
Embedded standard products	31%	29%	42%	15%	(23)%
Advanced embedded standard products	9%	20%	10%	(52)%	(7)%

Revenue by geography:
North America	52%	55%	37%	3%	49%
Japan	13%	24%	14%	(39)%	—%
Europe	22%	17%	14%	36%	60%
Rest of world	13%	4%	35%	220%	(61)%

Revenue by end-customer segment:
Computing	11%	7%	42%	66%	(73)%
Instrumentation and test	46%	49%	28%	2%	72%
Datacom and telecom	21%	25%	15%	(10)%	53%
Graphics and imaging	13%	7%	4%	103%	236%
Military and aerospace systems	9%	12%	11%	(18)%	(8)%

(1)          Mature products include pASIC1 pASIC2 and pASIC3 product families.  Embedded standard products include the QuickRAM, QuickPCI, QuickDSP, QuickFC and V3 product families. Advanced embedded standard products include our Eclipse, Eclipse II and QuickMIPS product families, certain QuickPCI devices as well as programming hardware and software.